                                      News Release

Sanchez Production Partners Reports

Fourth Quarter and Full Year 2016 Financial Results

HOUSTON--(GLOBE NEWSWIRE)--March 24, 2017--Sanchez Production Partners LP (NYSE MKT: SPP) (“SPP” or the “Partnership”) today reported fourth quarter and full year 2016 results.  Highlights from the report include:

•

A fourth quarter 2016 cash distribution on the Partnership’s common units of $0.4310 per unit ($1.7240 per unit annualized), which represents the fifth consecutive 1.5 percent increase since the Partnership’s third quarter 2015 cash distribution on common units for a 6.2 percent annualized rate of increase;

•

Throughput volumes of natural gas for the Western Catarina Midstream system for  the fourth quarter and full year 2016 exceeded expectations at 120 percent and 128 percent, respectively, of the “Minimum Quarterly Quantity” (“MQQ”) gathered for Sanchez Energy Corporation (NYSE: SN) (“Sanchez Energy”) at Catarina;

•	The Raptor Gas Processing Facility remains on time and on budget and was recently approved to be upsized from 200 MMcfe/d to 260 MMcfe/d;
•	Carnero Gathering Pipeline construction to the Raptor Gas Processing Facility is now complete and further expansion is underway aimed at interconnecting with Sanchez Energy’s Comanche asset;
•	The Partnership reported a net loss of $12.9 million and Adjusted EBITDA (a non-GAAP financial measure) of $12.4 million for the fourth quarter 2016; and
•	Full year 2016 net income was approximately $19.2 million and full year 2016 Adjusted EBITDA (a non-GAAP financial measure) was $55.4 million.

MANAGEMENT COMMENTARY

“During 2016, the Partnership made significant progress on our midstream growth strategy,” said Gerry Willinger, Chief Executive Officer of the general partner of SPP.  “In July, we closed on the acquisition of a 50 percent interest in Carnero Gathering, LLC, a joint venture with Targa Resources Corp. (“Targa”) that owns the Carnero Gathering Pipeline.  Then, in November, we closed on the acquisition of a 50 percent interest in Carnero Processing, LLC, a joint venture, also with Targa, that owns the Raptor Gas Processing Facility currently under construction in La Salle County, Texas.”

“The Carnero Gathering Pipeline, which went into service in 2016, currently delivers natural gas volumes for Sanchez Energy to a natural gas processing facility located in Bee County, Texas.  Construction of the Carnero Gathering Pipeline to the Raptor Gas Processing Facility is now complete.  The Raptor Gas Processing Facility remains on time and on budget and is expected to go into service in the second quarter 2017 with initial processing capacity of 200 MMcfe/d.  Together, these assets are expected to provide a stable stream of fee-based cash flow, and -- together with the Western Catarina Midstream system -- form the basis of our midstream growth strategy in South Texas.”

“Our prospects for growth have improved considerably with Sanchez Energy’s acquisition of the Comanche asset in South Texas.  We look to expand both the Carnero Gathering Pipeline and the Raptor Gas Processing Facility to be in a position to accommodate natural gas production from Comanche. To that end, a lateral off of the Carnero Gathering Pipeline is underway aimed at interconnecting with the Comanche asset, and the Raptor Gas Processing Facility was recently approved to be upsized from 200 MMcfe/d to 260 MMcfe/d.  We anticipate these incremental projects will be fully operational in the third quarter 2017.”

“With these assets, we have successfully transformed the Partnership to a midstream-focused master limited partnership and, in the process, have significantly reduced our commodity price exposure.  Consistent with this strategy, the Partnership continues to explore the possible divestiture of its remaining oil and natural gas wells, leases and associated assets and interests in Oklahoma and Kansas.”

Operating and Financial Results

The Partnership’s revenue totaled $15.3 million during the fourth quarter 2016.  Included in total revenue for the fourth quarter 2016 is revenue from the Western Catarina Midstream system of $12.8 million and $7.0 million generated from production activities.  The balance of the Partnership’s fourth quarter 2016 total revenue came from hedge settlements ($0.4 million) and a loss on mark-to-market activities ($4.9 million), which is a non-cash item.  For the full year 2016, the Partnership’s revenue totaled $70.7 million.

Operating expenses during the fourth quarter 2016 totaled $32.5 million, which includes $3.4 million in operating expenses related to the Western Catarina Midstream system and $3.3 million in production operating expenses and production taxes.  For the full year 2016, the Partnership’s operating expenses totaled $96.6 million. General and administrative expenses during the fourth quarter 2016 of $5.9 million includes $2.1 million in unit-based asset management fees, which is a non-cash item.  General and administrative expenses for the full year 2016 of $22.9 million includes $7.0 million in unit-based asset management fees, which is a non-cash item.

On a GAAP basis, the Partnership recorded a net loss of $12.9 million for the fourth quarter 2016.  For the full year 2016, the Partnership recorded net income of $19.2 million.

Adjusted EBITDA (a non-GAAP financial measure) for the fourth quarter 2016 was approximately $12.4 million.  For the full year 2016, the Partnership generated $55.4 million of Adjusted EBITDA.  The Partnership’s calculation of Adjusted EBITDA is discussed in further detail below.

liquidity Update

As of Dec. 31, 2016, the Partnership had $153.0 million in debt outstanding under its credit facility, which had a borrowing base of $215.1 million and a commitment amount of $200 million.  The reserve-based lending and midstream components of the Partnership’s borrowing base under the credit facility are scheduled for redetermination by the lenders during the second quarter 2017. The Partnership had approximately $1.0 million in cash and cash equivalents at Dec. 31, 2016.

HEDGE UPDATE

For the period Jan. 1, 2017 through Dec. 31, 2017, the Partnership has hedged approximately 1.1 Bcf of its natural gas production at an effective NYMEX fixed price of approximately $5.44 per MMBtu and approximately 365.3 MBbl of its crude oil production at an effective NYMEX fixed price of approximately $61.30 per barrel.

COMMON UNITS

The Partnership had 14,153,061 common units issued and outstanding as of March 24, 2017.

DISTRIBUTIONS

On Feb. 9, 2017, the Partnership declared a fourth quarter 2016 cash distribution on its common units of $0.4310 per unit ($1.724 per unit annualized), which represents the fifth consecutive 1.5 percent increase since the Partnership’s third quarter 2015 cash distribution on common units for a 6.2 percent annualized rate of increase.  The Partnership has also declared a fourth quarter 2016 distribution to the holders of its class B preferred units equal to 208,594 common units and a cash distribution of $0.2258 per class B preferred unit.

Based on Adjusted EBITDA of $12.4 million, cash interest expense of $1.6 million and maintenance capital of $0.6 million, the Partnership generated $10.2 million in cash available for distribution.

Conference Call information

The Partnership will host a conference call at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) on Friday, March 24, 2017 to discuss fourth quarter 2016 results.

To participate in the conference call, analysts, investors, media and the public in the U.S. may dial (844) 824-3837 shortly before 10:00 a.m. Central Time (11:00 a.m. Eastern Time) .  The international phone number is (412) 317-5161.  Callers should request the “SPP 16Q4 Conference Call” once reaching the operator.

A live audio webcast of the conference call and the earnings release will be available on the Partnership’s website (www.sanchezpp.com) under the Investor Relations page.  A replay will be available approximately one hour after the call through March 31, 2017, at 10:59 p.m. Central Time (11:59 p.m. Eastern Time). The replay may accessed by dialing (844) 824-3837 (U.S.) or (412) 317-5161 (International), and referencing the replay passcode: 10102989.

About the Partnership

Sanchez Production Partners LP (NYSE MKT: SPP) is a publicly-traded limited partnership focused on the acquisition, development, ownership and operation of midstream and production assets in North America.  The Partnership owns an oil and natural gas gathering and processing system located in the Eagle Ford Shale in Dimmit, Webb and La Salle Counties, Texas.  The Partnership also currently owns producing reserves in the Eagle Ford Shale in South Texas, the Gulf Coast region of Texas and Louisiana, and across several basins in Oklahoma and Kansas.  The Partnership previously announced and continues to explore the possible divestiture of its remaining assets and operations in Oklahoma and Kansas.

Additional Information

Additional information about SPP can be found in the Partnership’s documents on file with the U.S. Securities and Exchange Commission (www.sec.gov) and in the “Investor Presentation” available on the Partnership’s website (www.sanchezpp.com).

The Partnership anticipates that it will file its Form 10-K with the U.S. Securities Exchange Commission on or about March 27, 2017.

Non-GAAP Measures

We present Adjusted EBITDA in addition to our reported net income (loss) in accordance with GAAP in this news release.

Adjusted EBITDA is a non-GAAP financial measure that is defined as net income (loss) adjusted by (i) interest (income) expense, net, which includes interest expense, interest expense net (gain) loss on interest rate derivative contracts, and interest (income); (ii) income tax expense (benefit); (iii) depreciation, depletion and amortization; (iv) asset impairments; (v) accretion expense; (vi) (gain) loss on sale of assets; (vii) unit-based compensation programs; (viii) unit-based asset management fees; (ix) distributions in excess of equity earnings; (x) (gain) loss on mark-to-market activities; (xi) commodity derivatives settlements applied to future positions; and (xii) (gain) loss on embedded derivatives.  For a reconciliation of Adjusted EBITDA to Net Income (Loss), the most directly comparable GAAP measure, see the tables at the end of this release.

Adjusted EBITDA is a significant performance metric used by our management to indicate (prior to the establishment of any cash reserves by the board of directors of our general partner) the distributions that we would expect to pay to our unitholders.  Specifically, this financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain or support a quarterly distribution or any increase in our quarterly distribution rates.  Adjusted EBITDA is also used as a quantitative standard by our management and by external users of our financial statements such as investors, research analysts, our lenders and others to assess:  (i) the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; (ii) the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and (iii) our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure.   We believe that the presentation of Adjusted EBITDA provides useful information to investors in assessing our financial condition and results of operations.  The GAAP measure most directly comparable to Adjusted EBITDA is net income.  Our non-GAAP financial measure of Adjusted EBITDA should not be considered as an alternative to GAAP net income.  Adjusted EBITDA has important limitations as an analytical tool because it excludes some but not all items that affect net income. Adjusted EBITDA should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP.  Because Adjusted EBITDA may be defined differently by other companies in our industry, our definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

Forward-Looking Statements

This press release contains, and the officers and representatives of the Partnership and its general partner may from time to time make, statements that are considered forward–looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934.  These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which may include statements about our: business strategy; acquisition strategy; financing strategy; ability to make, maintain and grow distributions; the ability of our customers to meet their drilling and development plans on a timely basis or at all and perform under gathering and processing agreements; future operating results; future capital expenditures; and plans, objectives, expectations, forecasts, outlook and intentions.  All of these types of statements, other than statements of historical fact included in this press release, are forward-looking statements.   In some cases, forward-looking statements can be identified by terminology such as “may,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” the negative of such terms or other comparable terminology.

The forward-looking statements contained in this press release are largely based on our expectations, which reflect estimates and assumptions made by our management.  These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors.  Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control.  In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this press release are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or the forward-looking events and circumstances will occur.  Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the “Risk Factors” section in our filings with the U.S.

Securities and Exchange Commission and elsewhere in those filings.  The forward-looking statements speak only as of the date made, and other than as required by law, we do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.  These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

PARTNERSHIP CONTACT

Charles C. Ward

Chief Financial Officer

Sanchez Production Partners GP LLC

(877) 847-0009

(Operating and Financial Highlights Follow)

Sanchez Production Partners LP

Condensed Consolidated Statements of Operations

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2016	2015	2016	2015
	($ in thousands)		($ in thousands)

Oil, liquids, and gas sales	$7,402	$11,264	$44,493	$51,923
Gathering and transportation sales	12,842	11,725	53,972	11,725
Gain (loss) on mark-to-market activities	(4,928)	3,109	(27,780)	4,780
Total revenues	15,316	26,098	70,685	68,428

Operating expenses:
Lease operating expenses	3,063	4,536	14,981	19,988
Gathering and transportation operating expenses	3,299	2,176	12,478	2,176
Cost of sales	36	126	328	595
Production taxes	330	396	1,167	1,792
General and administrative	5,918	5,449	22,901	23,655
Unit compensation expense	322	(9)	1,941	2,454
Exploration costs	–	1,866	–	1,866
(Gain) loss on sale of assets	–	–	219	(111)
Depreciation, depletion and amortization	12,975	5,486	33,799	14,536
Asset impairments	6,337	39,196	7,646	123,860
Accretion expense	226	317	1,127	1,099
Total operating expenses	32,506	59,539	96,587	191,910

Other expenses (income):
Interest expense	1,548	1,767	5,093	4,207
(Gain) loss on embedded derivatives	(4,590)	9,982	(47,794)	9,982
Earnings from equity investments	(1,246)	(78)	(2,382)	(81)
Other expense (income)	-	(640)	(50)	(589)
Total expenses, net	28,218	70,570	51,454	205,429
Income (loss) before income taxes	(12,902)	(44,472)	19,231	(137,001)
Income tax expense		52	–	55
Net income (loss)	(12,902)	(44,524)	19,231	(137,056)
Less:
Preferred unit paid-in-kind distributions	–	(456)	–	(1,425)
Preferred unit dividends	(9,625)	(7,418)	(39,375)	(7,418)
Preferred unit amortization	(3,960)	(7,424)	(24,340)	(8,919)
Net income (loss) attributable to common unitholders	$(26,487)	$(59,822)	$(44,484)	$(154,818)

Adjusted EBITDA	$12,429	$11,908	$55,396	$17,049

Net loss per unit prior to conversion (1)
Class A units - Basic and Diluted	$–	$–	–	$(0.38)
Class B units - Basic and Diluted	$–	$–	–	$(0.31)
Weighted Average Units Outstanding prior to conversion (1)
Class A units - Basic and Diluted	–	–	–	48,451
Class B units - Basic and Diluted	–	–	–	2,879,163
Net loss per unit after conversion (1)
Common units - Basic and Diluted	$(3.34)	$(19.95)	$(9.55)	$(50.10)
Weighted Average Units Outstanding after conversion (1)
Common units - Basic and Diluted	7,941,890	2,999,194	4,658,970	3,071,587

(1) Amounts adjusted for 1-for-10 reverse split completed August 3, 2015.

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Sanchez Production Partners LP

Condensed Consolidated Balance Sheets

	Dec. 31,	Dec. 31,
	2016	2015
	($ in thousands)
Current assets	$14,765	$32,901
Oil and natural gas properties, net of accumulated depreciation, depletion, amortization and impairments	222,820	227,054
Other assets	302,120	211,345
Total assets	$539,705	$471,300

Current liabilities	$9,443	$9,012
Long-term debt, net of premium, discount and debt issuance costs	151,322	104,909
Other long-term liabilities	19,205	213,441
Total liabilities	179,970	327,362

Mezzanine equity	340,366	172,111
Partners' deficit	18,592	(28,173)
Total partners' deficit	18,592	(28,173)
Total liabilities and partners' capital	$538,928	$471,300

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Sanchez Production Partners LP

Reconciliation of Net Income (Loss) to Adjusted EBITDA

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2016	2015	2016	2015
	($ in thousands)		($ in thousands)
Reconciliation of Net Income (Loss) to Adjusted EBITDA:
Net income (loss)	$(12,902)	$(44,332)	$19,231	$(137,056)
Add:
Interest expense, net	1,548	1,767	5,093	4,207
Income tax expense	-	1	-	55
Depreciation, depletion and amortization	12,975	5,238	33,799	14,536
Asset impairments	6,337	40,974	7,646	125,726
Accretion expense	226	317	1,127	1,099
(Gain) loss on sale of assets	-	-	219	(111)
Unit-based compensation programs	322	134	1,941	2,454
Unit-based asset management fees	2,081	937	6,984	937
Distributions in excess of equity earnings	1,504	-	2,568	-
(Gain) loss on mark-to-market activities	4,928	(3,110)	27,779	(4,780)
Commodity derivatives settlements applied to future positions		-	(3,197)	-
Gain on embedded derivatives	(4,590)	9,982	(47,794)	9,982
Adjusted EBITDA (1)	$12,429	$11,908	$55,396	$17,049

(1)

To supplement our financial results and guidance presented in accordance with U.S. generally accepted accounting principles (“GAAP”), we use Adjusted EBITDA, a non-GAAP financial measure, in this annual report. We believe that non-GAAP financial measures are helpful in understanding our past financial performance and potential future results, particularly in light of the effect of various transactions effected by us. We define Adjusted EBITDA as net income (loss) adjusted by: (i) interest (income) expense, net, which includes interest expense, interest expense net (gain) loss on interest rate derivative contracts, and interest (income); (ii) income tax expense (benefit); (iii) depreciation, depletion and amortization; (iv) asset impairments; (v) accretion expense; (vi) (gain) loss on sale of assets; (vii) unit-based compensation programs; (viii) unit-based asset management fees; (ix) distributions in excess of equity earnings; (x) (gain) loss on mark-to-market activities; (xi) commodity derivatives settlements applied to future positions; and (xii) (gain) loss on embedded derivatives.

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Sanchez Production Partners LP

Operating Statistics

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2016	2015	2016	2015
Net Production in MBOE:
Total production (MBOE)	261	374	1,133	1,428
Average daily production (BOE/D)	2,841	4,063	3,0963,096	3,913

Average Sales Price per BOE:
BOE Net realized price, including hedges (1)	$30.58	$36.98	$40.24	$35.18
BOE Net realized price, excluding hedges (2)	$29.22	$27.77	$22.11	$20.92

(1) Excludes impact of mark-to-market gains (losses)

(2) Excludes all hedges, the impact of mark-to-market gains (losses).

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